Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 22, 2025
Registration Statement Nos. 333-265473 and 333-265473-08

$1.3+ billion Ford Credit Auto Lease Trust (FORDL) 2025-B (Prime Auto Lease)

Active Joint Bookrunners : RBC (str), DB, and Mizuho
Passive Bookrunners : BofA and MUFG
Active Co-Managers : Mischler and Siebert Williams
Passive Co-Managers: ING and US Bancorp

CLS	ATM ($MM)	WAL^	S/M^^	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	155.00	0.25	A-1+/P-1	01-06	01/26	08/26	I-CRV	+12	4.429	4.429	100.00000
A-2a	282.50	1.07	AAA/Aaa	06-19	02/27	03/28	I-CRV	+39	4.419	4.37	99.99098
A-2b	225.00	1.07	AAA/Aaa	06-19	02/27	03/28	SOFR30A	+39			100.00000
A-3	507.50	2.03	AAA/Aaa	19-29	12/27	12/28	I-CRV	+45	4.274	4.23	99.98768
A-4	80.00	2.44	AAA/Aaa	29-30	01/28	08/29	I-CRV	+54	4.343	4.30	99.99039
B	56.18	2.53	AA/Aa1	30-31	02/28	08/29	I-CRV	+77	4.568	4.52	99.98795
C	70.22	<Not Offered>
D	74.90	<Not Offered>

^ 100% PPC to Maturity

^^ Minimum expected ratings

-- Transaction Details --

Expected Pricing	: PRICED	Offered Amount	: $1,306,180,000
Expected Settlement	: 07/29/25	Registration	: SEC-Registered
First Payment Date	: 08/15/25	ERISA Eligible	: Yes
Expected Ratings	: S&P / Moody's	Credit Risk Retention	: US-Yes; EU-No; UK-No
Bloomberg Ticker	: FORDL 2025-B	Pricing Speed	: 100% PPC to Maturity
Bloomberg SSAP	: "FORDL2025B"	Minimum Denominations	: $1k x $1k
Bill & Deliver	: RBC

-------- CUSIP ----- ISIN -----

	CUSIP	ISIN
A-1	34533M AA4	US34533MA A45
A-2a	34533M AB2	US34533MA B28
A-2b	34533M AC0	US34533MA C01
A-3	34533M AD8	US34533MA D83
A-4	34533M AE6	US34533MA E66
B	34533M AF3	US34533MA F32

- Available Materials -

Preliminary Prospectus and FWP and Intex CDI	: Attached
Intexnet Dealname	: "RBCFCAT25B";	password "3JUK"
Deal Roadshow	: www.dealroadshow.com; "	password "FORDL2025B
Direct Link	: https://dealroadshow.com/e/FORDL2025B

_______________________________________

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.